Exhibit 10.6

CELLADON CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Celladon Corporation (“Celladon”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service on and following the date of the underwriting agreement between Celladon and the underwriters managing the initial public offering of the common stock of Celladon (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $30,000

b.

Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $25,000 or, at the written election of the Chairman of the Board prior to the beginning of the applicable year, an additional option grant for 5,000 shares subject to the terms described below for an Annual Grant

2.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating & Governance Committee: $5,000

3.	Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $10,000

b.	Chairman of the Compensation Committee: $7,500

c.	Chairman of the Nominating & Governance Committee: $5,000

1.

Equity Compensation

The equity compensation set forth below will be granted under the Celladon Corporation 2013 Equity Incentive Plan (the “Plan”), subject to the Celladon stockholders’ approval of the Plan. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for cause, the post-termination exercise period will be three years from the date of termination, subject to the original term of the option).

1. Initial Grant: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 10,000 shares (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each Celladon’s annual stockholder meeting held after the Effective Date, for each Eligible Director who continues to serve as a non-employee member of the Board (or who is first elected to the Board at such annual stockholder meeting), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 10,000 shares (the “Annual Grant”). In addition, each Eligible Director who is first elected to the Board following the Effective Date and other than at an annual stockholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted an Annual Grant, pro rated for the number of months remaining until the next annual stockholder meeting. The shares subject to the Annual Grant will vest in equal monthly installments until the Celladon’s next annual stockholder meeting, so that each Annual Grant is fully vested on the date of Celladon’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

3. Eligible Directors serving on the Board on the Effective Date: Unless otherwise provided by the Board, each Eligible Director who is serving on the Board on the Effective Date will be granted a stock option for 20,000 shares that will vest according to the schedule for an Initial Grant described above.

2.